Exhibit 99.1

Exxon Mobil Corporation

Presentation and Q&A Session

Analyst Meeting

New York, NY

March 5, 2014

EXXON MOBIL CORPORATION ANALYST MEETING

MARCH 5, 2014

New York, NY

9:00 a.m. ET

David Rosenthal (Vice President of Investor Relations and Secretary of the Corporation)

Good morning. For those of you that I have not met, I am David Rosenthal. I am the Vice President of Investor Relations and Secretary for ExxonMobil and I would like to welcome everyone to ExxonMobil’s 2014 Analyst Meeting.

But before we begin, I would like to familiarize everybody with the safety procedures here at the New York Stock Exchange.

There is an exit in the back of the room and also one through the doors on my right. And in the event of an emergency, the New York Stock Exchange personnel will provide us with instructions on how to respond. They will also, in the case of an evacuation, direct us to the nearest exit.

I would also ask everyone to please ensure that your cell phones and mobile devices are silenced at this time.

Next, I would like to draw your attention to our cautionary statement that you will find in the front of your presentation material.

The statement contains information regarding today’s presentation and discussion. If you have not previously read the statement, I ask that you do so at this time.

You may also refer to our Web site, www.exxonmobil.com, for additional information on factors affecting future results, as well as supplemental information defining key terms that we will use today. I would now like to cover this morning’s agenda.

The first five sections of our presentation will be covered by Rex Tillerson. We will start with a financial and operating review which includes key messages for today’s meeting and our 2013 results.

This will be followed by an update on our energy outlook and how it guides ExxonMobil’s strategy and our investment plans. Next, we will review the systems that are used to effectively manage the variety of risks inherent in our business.

We will then move to the meeting’s key theme, delivering profitable growth. Next we will show how each business is contributing to this profitable growth.

Mark Albers will review the near term Upstream business outlook while Andy Swiger will provide an overview of our unique longer term Upstream opportunity set. Mike Dolan will follow with a discussion on how we are strengthening our Downstream and Chemical portfolio.

Following Mike’s presentation we will take a short break, after which Rex will conclude our prepared remarks. Then we will conduct a question and answer session with the meeting ending by noon. So it is now my pleasure to introduce our Chairman and CEO, Rex Tillerson.

Rex Tillerson (Chairman and CEO)

Well thank you David and good morning to all of you. It is a pleasure to be with you again here in this historic venue and to be with you at the Stock Exchange.

On behalf of ExxonMobil, I also want to express our appreciation to the folks here at the New York Stock Exchange for allowing us to hold this meeting here now for our 12th year in a row. They are enormously helpful to us, and we appreciate their ongoing support of our company as well as investors around the world.

I also want to welcome all of you who are joining us for this 2014 Analyst Meeting, whether you are here in person in this room or listening by the telephone or you are logged into our webcast. We always look forward to this opportunity to discuss with you ExxonMobil’s investments and enterprises.

Now the picture you see on the photo is a picture of the Kearl froth unit. Nice, it looks very pleasant. Nice sky up there. No cold today.

But today I will review several topics including the key elements of our businesses that enable ExxonMobil to deliver superior, long-term shareholder results. I will start with a brief overview of the key messages we hope to leave you with.

First, we maintain a relentless commitment to risk management and operational excellence.

Second, we expect to start up several major projects that will deliver profitable volume growth in the coming years.

Third, we remain focused on improving upstream unit profitability.

Fourth, our balanced portfolio of high quality assets and our unique set of investment opportunities have positioned us well to profitably grow under a wide range of market conditions.

And fifth, we continue our disciplined approach to capital allocation with rigorous project evaluation and investment selectivity, while consistently returning cash to our shareholders.

And finally, we plan to grow free cash flow and continue to generate long term value for our shareholders.

I will take a few minutes now to review our results from 2013. In 2013, the Corporation sustained solid financial and operating performance despite global economic challenges and a fair degree of uncertainty.

As many of you have heard me say in previous reviews, nothing receives more management attention at ExxonMobil than the safety and health of our employees, our contractors, our customers and the people who live and work in the areas in which we operate.

In 2013, we continued our strong safety and environmental performance. The application of our rigorous environmental management systems and practices resulted in improvements in spill performance and in emissions reductions.

We delivered earnings of $32.6 billion, a return on average capital employed of 17.2%, and generated cash flow from operations and asset sales of $47.6 billion. In 2013, we invested $42.5 billion in our various business lines which also included about $4.3 billion for acquisitions.

Total shareholder distributions were $25.9 billion. For the 20th consecutive year, we added more oil and natural gas reserves than we produced, with our proved reserve replacement ratio exceeding 100%.

These results reflect the strength of our integrated business model and the diligence, expertise and dedication of the 75,000 men and women who work on behalf of the Exxon Mobil Corporation, throughout the world. Let’s now take a look at our safety performance.

ExxonMobil’s approach to business, operations and corporate citizenship is built upon a commitment to integrity in all that we do. Nowhere is that more evident than in our commitment to safe operations, with a continued emphasis on both personal and process safety.

As the chart shows, our safety performance continues to improve and remains strong in the industry. We believe that effectively managing risk will enable us to achieve our vision that ‘nobody gets hurt’.

Identification and elimination of potential high consequence events, those that could result in serious injuries or environmental damage, enable us to effectively prioritize our efforts as we continue to improve our performance.

In 2013, ExxonMobil was awarded the Green Cross for Safety Medal by the National Safety Council, in recognition of our performance and our leadership in safety.

Let’s take a quick look at environmental performance.

At ExxonMobil, we recognize that meeting the world’s growing need for energy while managing the impacts on the environment is one of society’s great challenges.

We have implemented rigorous environmental management programs that deliver ongoing improvement in our global environmental performance.

The results of our actions are significant, particularly in the area of energy efficiency, where our worldwide refining and chemical operations have further improved energy efficiency by 10% since the year 2002.

Co-generation of electricity in our facilities is a key enabler in our efforts to improve energy efficiency and reduce greenhouse gas emissions.

Since 2009, we have increased our co-generation capacity by about 10% and have invested more than $1 billion in co-generation projects over the last ten years, enabling us to self-generate over 50% of the electricity demand of our refining, petrochemical and production facilities.

We also continue to progress initiatives to reduce hydrocarbon flaring, which have resulted in a further 20% decrease since 2009, bringing our efforts over the past ten years to a total reduction of 50%. Additionally, we continue to focus on preventing releases.

For example, we have reduced the number of spills by over 30% since the inclusion of XTO operations in 2011. These achievements demonstrate our continued commitment to minimizing impacts to the environment, while meeting the world’s growing need for energy.

Let’s now take a look at our 2013 financial metrics.

ExxonMobil continues to lead our peer group with earnings of $32.6 billion in 2013.

The decrease of $12.3 billion, compared to 2012, largely reflects lower net gains from divestments of $8.6 billion, and lower earnings in our Upstream and Downstream segments which is in line with industry conditions.

Our earnings reflect the strength of our balanced portfolio, investment discipline and integrated business model. And as we look to the future, we are progressing a diverse set of profitable growth opportunities.

ExxonMobil’s Upstream earnings per barrel were $18.03 in 2013 and averaged $17.26 over the last five years. Our profitability per barrel excludes non-controlling interest volumes.

We believe this is a more accurate way of comparing our performance against our competitors, as both earnings and volumes are reported on a comparable basis and as we have significant non-controlling interest with Imperial Oil.

While the gap has narrowed with the peer group leader, our 2013 performance was influenced by unfavorable volume and portfolio mix effects and expenses from the Kearl startup, as well as early payments in our exploration activities in Russia.

As I will discuss in more detail, one of our ongoing priorities is to improve unit profitability. This includes making strategic choices to improve our production volume mix and high-grade our global portfolio. This is not a new program at ExxonMobil.

It is part of a disciplined and consistent approach to continuously improve our financial performance over the long term.

This slide shows our reserve replacement performance compared to competitors over the past five years.

For the 20th consecutive year, we replaced more than 100% of production. In 2013, we added proved oil and gas reserves totaling 1.6 billion oil-equivalent barrels, of which nearly 76% are liquids.

At year-end 2013, proved reserves totaled 25.2 billion oil-equivalent barrels, comprised of 53% liquids and 47% natural gas. A robust, diverse proved reserve base supports today’s production volumes and positions us well for new supplies in the future.

In 2013, ExxonMobil’s ROCE was 17.2%, about 3.5 percentage points higher than our nearest competitor. Over the past five years, ROCE averaged 21%, about 5 percentage points higher than our nearest competitor.

Our industry-leading ROCE performance continued through the recent period of intensive Upstream capital investments necessary to help meet the world’s growing energy needs.

Our sustained leadership in capital efficiency reflects our consistent, disciplined investment approach, our industry-leading project execution capabilities, as well as innovative technologies in our well-balanced, integrated portfolio.

Another measure of the value created through strong financial and operating performance is the cash flow remaining after fully funding attractive investment opportunities. Over the past five years, ExxonMobil generated $104 billion of free cash flow.

This is more than two times the average of our competitors during a period of relatively high Upstream capital intensity for the industry as a whole. Consistent, robust free cash flow provides capacity for unmatched shareholder distributions, and underpins a strong financial position.

So let’s take a look at shareholder distributions.

ExxonMobil’s disciplined capital allocation approach preserves capacity for investments and industry leading distributions, while maintaining the flexibility and capacity of our strong balance sheet for long term planning and execution.

Since the beginning of 2009, ExxonMobil has distributed $131 billion to shareholders, including $47 billion of dividends and $84 billion of share repurchases to reduce shares outstanding.

During this five year period, ExxonMobil distributed to shareholders 50% of the cash flow from operations and asset sales. The payout ratio is double that of our nearest competitor over that period. In addition, we increased per share dividends by 59%.

This included an 11% increase in the per-share dividend in the second quarter of 2013, which marked the 31st consecutive year ExxonMobil has increased the dividend on a per-share basis.

Since the time of the Exxon and Mobil merger, share repurchases have reduced shares outstanding by nearly 38% from 7 billion shares in 2000 to 4.3 billion shares at year-end 2013. Each share of ExxonMobil owns 16% more of the production volumes today than it did in 2009.

Since 2009, ExxonMobil has delivered annualized production per-share growth of 4%, nearly 4 percentage points higher than our nearest peer. As you can see, the competitor group is trending generally flat to down in per share production over the last five years.

As we have said for many years, financial results and stock market returns, particularly for highly capital intensive industries such as ours, are best viewed over a long time horizon.

An industry like ours requires sustainable risk management of cash and capital, and long cycle times for investments to deliver results.

ExxonMobil has generated greater shareholder returns than the broader market, and greater returns than the average of our competitors over the last 10 and 20 year periods.

Over the last decade, the S&P annualized return was 7%, versus ExxonMobil’s annualized return of 12%.

I think as most of you know, ExxonMobil’s energy outlook which we refresh and update annually, guides our strategic investment programs necessary to meet the world’s growing energy needs.

These investments help provide the affordable energy needed to promote economic growth, as well as improve living standards around the world.

By the year 2040, the world’s population is likely to increase by about 2 billion people.

We also project economic output will be up about 130% versus the year 2010. Concurrent with these changes, ExxonMobil’s “2014 Outlook for Energy” shows that global energy demand is likely to grow by about 35%, taking into account the offsetting impacts of significant energy efficiency gains around the world.

Ensuring reliable and affordable energy supplies to support this growth safely, and with minimal impact on the environment, will require broad-based economic solutions.

The bar chart on the left shows projected growth from 2010 to 2040 by energy type. Oil, gas and coal are the most widely used fuels today, providing about 80% of supplies. We do anticipate a gradual shift in the global energy mix.

Oil demand will remain most prominent with about two-thirds of its increase driven by expanding transportation needs. The use of natural gas will rise by about 65%, and it will become the second most widely used source of energy surpassing coal.

Natural gas is increasingly recognized as a reliable, affordable, and clean fuel for a wide variety of applications. And its growth is supported by advanced technologies that are unlocking abundant resources.

We expect global demand for the least carbon intensive fuels—natural gas, nuclear and renewables—will rise at faster than average rates led by power generation requirements.

Technology and energy advances have helped bring dramatic gains to standards of living.

But there are still significant differences in energy use across nations, reflecting various stages of their economic development. On the left, we show demand by fuel in the developing economies of the non-OECD countries.

For these nations, economic output is expected to grow by more than 250%, driving an increase in their energy demand of about 65% between now and 2040. On the right, we see a very different picture for the OECD countries.

Demand is likely to remain relatively flat even as economic output increases about 80% by 2040. Over the period, we will also expect to see a shift in the mix of fuels. Oil demand will gradually taper down, reflecting fuel economy gains in the personal vehicle fleet.

Less carbon intensive fuels will become more prominent with natural gas likely to grow to meet about 30% of OECD countries’ energy needs by the year 2040. In total, global energy needs are likely to rise about 35% with Asia Pacific accounting for close to 65% of this increase.

We expect that oil and other liquid fuels will remain the world’s largest energy source over the next three decades, meeting about one-third of energy demand.

While conventional crude oil production will remain the most significant source of supply in this outlook, more of the world’s demand will be met by emerging sources that are only recently becoming available in significant quantities.

As you can see on the chart on the left, gains will be led by deepwater production which more than doubles through this period. We also expect to see meaningful growth from oil sands and tight oil resources with their share of liquid supplies exceeding 10% by the end of the period.

Natural gas liquid supply will also increase as it benefits from established techniques used to extract unconventional gas.

On the right we see natural gas supply and demand.

An increasing share of global natural gas demand is expected to be met by unconventional supplies, those produced from shale and other tight rock formations.

About 65% of the growth in natural gas supplies is expected from unconventional resources, which will account for about one-third of global production by the year 2040.

The oil and gas outlooks make clear that there is a growing premium on unconventional capabilities, along with the need to expand existing deepwater and conventional capabilities.

By 2040, we expect energy demand for the transportation sector to increase more than 40%. Despite the potential positive effects of demand growth on the downstream industry, we expect a very challenging business environment.

This view reflects a global increase in industry refining capacity, the development of alternative fuels, as well as ongoing efficiency gains. There is also the potential for expansion of new regulatory related policies and mandates.

As shown on the chart, the transportation product mix is changing. We expect a continuing shift of the transportation fuel mix toward diesel and away from gasoline. In fact, we expect diesel, including biodiesel, will account for about 75% of the growth in liquid fuels for transportation.

This reflects in part high growth rates in developing countries as economic activity expands and fosters greater truck, rail and marine transportation. Natural gas will also contribute significantly to meet rising transportation needs.

On the chemical front, advancements in basic and specialty chemicals have enabled the development of versatile and lower cost materials, which replaced traditional applications of paper, glass and metal.

These substitutions offer enhanced product characteristics that often bring sustainability benefits, including savings in energy, water and raw material use.

As we look to the future, we expect global chemical demand to grow at a faster pace than GDP, as people seek higher standards of living, and purchase more household and packaged goods manufactured with chemical products.

Two-thirds of the chemical demand growth is expected to be in Asia Pacific as the region acquires chemical products to manufacture goods for both domestic consumption and for export markets.

In fact, China alone is expected to represent half of global demand with its rapidly growing middle class and expanding purchasing power. Other parts of the world will also have growing chemical demand, but at a somewhat slower pace.

Like no other commodity, energy touches every aspect of modern life and provides tremendous benefits to people the world over. To sustain progress and further expand prosperity, the world must increase the availability of reliable and affordable energy supplies.

While the scale and complexity of our energy challenge are immense, practical and economically viable options to meet people’s energy needs are continuing to expand. All of these solutions should be pursued.

Access to high-quality resources remains critical, and it is our ability to develop supplies in ways that are secure and environmentally responsible that will enable that.

In this regard, technology advances are a key enabler to both safe and effective development of traditional and emerging energy sources, such as we have recently seen both with shale gas and tight oil.

Substantial investments are, and will be required to meet growing demand, including the development and use of advanced technologies that are expanding and diversifying the sources of energy supplies.

Free markets, supported by sound and reliable public policies, remain vital to future energy developments. This includes policies that promote free and open trade, which encourage private sector investments by reducing uncertainty.

And over time, our industry must effectively plan, develop and execute the technologically complex and capital intensive projects that provide the energy that people need.

Next, I am going to cover key elements of our corporate strategy that are common to all of our business lines. Successful implementation of this strategy is essential to our delivering on our commitment for profitable growth.

An example of this success is shown by the photo of modern LNG cargo vessels departing Qatar at dawn to supply the world’s need for reliable and affordable energy.

ExxonMobil’s strategy has been adopted to achieve our commitment to create long term shareholder value. Key elements are shown for you on this slide.

As discussed earlier, our relentless attention to operational excellence supports safe, reliable and efficient operations.

Our diversified, balanced portfolio is a fundamental competitive advantage. Resource and geographic diversity across the portfolio enable us to manage risk in a dynamic market and a geopolitical environment, and to maximize profitability as changes occur in both of those.

As we continue to realize the benefits of our integrated model, the complementary strengths of each of our businesses allows us to maximize the value of the molecules we produce, whether we refine it, or we manufacture it into something of higher value.

Our integration and global perspective enable us to select, pursue and advance the most attractive business projects. We are committed to continuing innovation in the pursuit of technology leadership across all of our business segments.

And at the very heart of our success are the talented men and women of ExxonMobil, and their drive to achieve premier business results. We must continue to attract, retain and develop this outstanding talent.

Our long term approach to managing the company has positioned each of our businesses to be at the top of their respective areas of competition, enabling the delivery of superior returns to shareholders.

We know from experience that the pathway to achieving positive results for all stakeholders is to effectively manage the risks that are inherent to our business. So I do want to take a minute to remind you of our approach.

Risk management is at the core of our business and there is an element of risk in virtually everything we do.

Therefore, it is incumbent on each and every one of our associates to recognize the elements of risk in their jobs, to understand and assess that risk, and to effectively mitigate or eliminate significant risk.

We take a systematic approach to risk management, guided by a comprehensive system known as the Operations Integrity Management System or in short, OIMS.

OIMS provides a risk management framework with rigorously applied systems and processes to manage safety, security, health and environmental risk, and to achieve excellence in our operational performance.

OIMS guides the activities of each of our employees, as well as our third party contractors around the world. It has become embedded into every work process at all levels. So everyone is expected to operate the same, safe way, every day, everywhere around the world.

Through OIMS, we focus on clearly defined policies to reinforce accountability and leadership, and to set expectations, measure performance and recognize progress.

Bottom line, OIMS helps us to sustain superior operational performance, achieve continuous improvement and ultimately to maintain our license to operate.

We leverage our proven systems to enable us to first and foremost, prevent incidents, but in the event an incident occurs, to also be well prepared to respond rapidly and effectively.

Through a comprehensive set of risk assessment protocols, we focus on identifying, assessing and mitigating risk.

We apply sound design standards, and implement rigorous procedures for the safe construction, proper operation, regular inspection and maintenance of our assets. A similar approach is applied to our information technology systems and the safeguarding of our proprietary information.

We also utilize state of the art process control systems in our operating facilities. And while we endeavor to prevent incidents, we consistently apply comprehensive and fully integrated incident command and coordination approaches to emergency preparedness and response.

A key factor in preparedness is to continuously train and test resources and plans to ensure our readiness to respond.

In summary, our approach to risk management is supported by well-developed and clearly defined policies and procedures to ensure that we have a structured, globally consistent system with high standards in place.

What a great picture. That’s one of our Bakken rigs operating up in North Dakota.

So next, I am going to review the key elements of our strategy which will enable ExxonMobil to deliver profitable growth and provide superior shareholder returns.

Strong cash flow provides the financial flexibility required to fund our business and generate robust shareholder returns. This chart summarizes key elements of our strategy that drive cash flow growth.

In the Upstream, we are adding new production volumes through major project start-ups.

We are improving the production mix with higher liquids and liquids-linked gas volumes. And we are increasing unit profitability through improved fiscal terms and reduced production of low margin barrels.

In the Downstream and Chemical segments, we are diversifying feedstocks through our flexible and integrated system, continuously pursuing operating efficiencies and maximizing sales of higher margin lubes, diesel and chemical products.

Cash flow is also provided from an active and ongoing portfolio management program, and our capex discipline. Underlying all of this is operational excellence, our integration advantages and technology leadership. These all support our ability to grow cash flow.

I will provide more insights into each of these key elements of cash flow in the charts that follow.

The first key enabler is the increased production for major project start-ups through the year 2017.

We anticipate adding about 1 million net oil-equivalent barrels per day over the period, in line with the outlook from last year’s analyst meeting.

More than one-fourth of our production volume target is expected to come from projects that have already started up, such as Kearl, and will be achieving their capacity levels over the next several months.

As indicated, we plan to start up a significant number of major projects over the next couple of years. Papua New Guinea LNG, Arkutun-Dagi and our Cold Lake Nabiye expansion projects will start in the coming months of 2014, while Banyu Urip, the expansion or next phase of the Kearl project, Gorgon, and Upper Zakum expansion will add significant volumes growth in 2015. We anticipate first production from Julia and Hebron in 2016 and 2017 respectively.

These projects exemplify our focus on maintaining a diversified portfolio weighted towards liquids volumes, highlighting our ability to grow profitable volumes.

This chart depicts our production volume outlook from 2013 to 2017.

The dotted line is what we showed you last year and the solid line is our updated outlook. The gray shading illustrates the reduced volumes from deliberate, strategic choices we made this past year, to improve our unit profitability and maintain a selective, disciplined capital allocation.

These strategic choices include reducing exposure to low margin barrels, such as those from the Abu Dhabi onshore concession, and significantly reducing capital spending for North American gas while increasing our North American liquids production.

The remaining difference is primarily due to changes in project timing assumptions, mainly reflecting the Kashagan pipeline issue in Kazakhstan and delayed start-up of Gorgon in Australia and Hadrian North in the Gulf of Mexico.

We also progressed improved fiscal terms for the West Qurna-1 concession in Iraq and the Upper Zakum development in Abu Dhabi.

We anticipate total net production to grow from 4 to 4.3 million oil-equivalent barrels per day, from 2013 to 2017, adjusted for the Abu Dhabi onshore concession and the West Qurna-1 effects.

While this outlook reflects our current views on the market demand for North American gas, as I am sure you know, we have a deep, ready to drill inventory of well locations and the ability to quickly increase production to meet a fundamental change in demand.

The choices we made reflect a balance between measured profitable volume growth and disciplined capital spending. Now let’s look at production volume mix which is another enabler of profitable growth.

This chart shows the liquids and gas detail of our total net production outlook through 2017. We anticipate total volumes to be flat in 2014 and grow about 2% to 3% per year from 2015 to 2017. Note that our projections are based on the 2013 average Brent price of $109 per barrel.

The actual production in any specific year can vary due to factors such as price, quotas, divestments, weather, regulatory changes, geopolitics, unplanned downtime and project timing, whether in our operations or properties that are operated by others.

As shown by the green line, the majority of our total production increase comes from liquids, with a growth rate of 2% in 2014 and 4% per year from 2015 to 2017.

As shown by the red line, we expect gas to be down 2% in 2014 reflecting reduced North American gas volumes and lower European demand.

Despite continued North American gas decline over the period, we then expect gas to be up an average of 1% per year through 2017, primarily driven by higher margin LNG projects coming on stream.

And as I mentioned earlier, we do have the ability to quickly respond to market condition changes in North American gas demand.

Overall, higher margin liquids and liquids-linked gas volumes are projected to account for 69% of our total production by 2017, improving our total portfolio profitability mix.

Next, I would like to review our investment plan.

ExxonMobil invests in attractive opportunities through the normal ups and downs of the business cycles. Projects are evaluated under a wide range of possible business and economic conditions, and we expect them to deliver competitive returns through all aspects of the business cycle.

In 2013, it was a record year for capital spending. Excluding acquisitions of $4.3 billion, full year capex was in line with our plan. Going forward, we expect to invest just under $40 billion in 2014, and then average less than $37 billion per year from 2015 to 2017 excluding potential acquisitions.

The plan reflects lower Upstream spending and marginally higher spending in the Downstream and Chemical on projects with attractive returns.

While maintaining financial flexibility to pursue potential strategic opportunities, we remain disciplined and selective with our capital and focused on ensuring that any new investment contributes to robust cash flow growth.

ExxonMobil has delivered strong free cash flow over the last five years as illustrated on this chart. The year 2013 marked an inflection point after a period of intense capital spending in our Upstream business.

Now as major projects ramp up and production volumes grow, profitability mix improves, and capex rolls over, we expect material free cash flow growth through 2017 at constant 2013 prices.

Continued strong contributions from our Downstream and Chemical businesses along with selective investments to strengthen the portfolio, will also contribute to free cash flow growth.

Our commitment to growing free cash flow underpins our ability to deliver continued, superior long term total returns to our shareholders.

I am now going to hand the program over to Mark who will review the elements of our near term Upstream production growth.

Mark Albers (Senior Vice President)

Thank you Rex, and good morning. So as Rex indicated, I will peel back the onion a little bit now and we will look in more detail at the projects behind our growth plans out through 2017. And I will also give you a little more feel for the relative profitability of these projects.

So let’s start with the project inventory on this next chart.

We do have a very large, high quality project inventory, totaling about 24 billion oil-equivalent barrels. We are pursuing more than 120 projects with 21 projects slated to start up by 2017.

These projects provide very good exposure to a very broad range of resource types as you can see on the left, with attractive fiscal regimes. This is going to be a big year. We will start up a record 10 major projects, adding about 300,000 oil-equivalent barrels. And 8 of these 10 projects are liquids-linked.

We are well positioned for high margin, low risk liquids growth in North America with an industry-leading leasehold position.

Our unconventional position totals more than 10 million acres, including high quality tight oil and liquids rich plays in the Bakken, the Permian, the Woodford Ardmore, the Montney-Duvernay, the Athabasca Oil Sands, and high quality shale gas positions in the Marcellus and the Haynesville.

In addition to that, we have another 10 million acres of conventional resources that will contribute to the long term liquids production. The combination of XTO’s execution capability and ExxonMobil’s research capability is making a difference.

Execution of Fast Drill and proprietary completion technologies alone have yielded 15% to 20% lower costs already, and those are growing. As shown in the lower left, we are growing profitable liquids production to 1 million barrels per day by 2017, representing about a 50% increase since 2012.

And you can see the gas outlook by the red line on the left. As Rex mentioned, we have plenty of capacity and capability to respond to changes in the market.

As shown in the upper left, we have increased the number of rigs in the oil and liquids-rich plays, and simultaneously reduced the gas rigs count since 2010. Liquids-rich drilling now counts for about 85% of all of our operated rigs.

The bottom chart reflects the choices we have made to grow production volume in the three highest margin plays, the Bakken, the Permian and the Woodford Ardmore. Net liquids production will increase from 85,000 barrels per day in 2010 to 225,000 by 2017.

And going forward, the earnings yield per barrel for these plays is on the order of about 40% higher than what we have today.

In the Woodford shale play in the Ardmore and Marietta basins, we grew production by more than 70% in 2013 through a mixture of pad development and delineation drilling.

Going forward, volumes will increase on average about 36% per year between now and 2017. We continue to see good success in delineating both the Caney reservoir and the Marietta area south of our core Ardmore area.

For example, our initial Marietta Woodford well tested almost 1000 oil equivalent barrels per day, 70% of which was crude and condensate. In the Permian Basin, we have 1.5 million acres of legacy leasehold positions.

We produced more than 90,000 net barrels of oil-equivalent daily production in 2013, roughly 80% of which was liquids. This year we are going to increase the operated rig count to 10 or 11 rigs by year-end.

We are also expanding our unconventional production, embarking on a multiyear horizontal drilling program in the Wolfcamp. We recently closed a strategic bolt-on acquisition that added 34,000 acres of high-quality acreage right in the heart of the play.

Let’s look in more detail at the Bakken on this next chart. The growth engine of our US liquids production is indeed the Bakken tight oil play where we have built a very high quality 570,000 acre position.

Since XTO entered the play in 2008, operated production has increased more than fivefold and the net resource is approaching 1 billion oil-equivalent barrels. Last year we increased production by 81%.

We recently acquired 190,000 acres through a bolt-on acquisition that allows us to deepen the high-quality drilling inventory that we already have, and seamlessly integrate this inventory with the properties that we have in hand.

We are now completing multiple pad based wells in the sweet spots and have significantly increased the number of frac stages to between 30 and 40. In fact recently they have gone up to 43.

As you can see on the lower left, we have achieved an almost 60% increase in initial seven day production rates over the past two years. We continue to increase the high-margin yield here through cost reductions.

We have reduced drilling days by 28% and have captured a 39% reduction in first stage fracking costs. These achievements have contributed to a 25% decline in total drilling and completion costs in the past two years.

XTO and our research company continue to work together to improve near-term results to increase recovery and reduce costs. An example of this is the next generation of completion technology that we call XFrac.

This proprietary technology eliminates the need for multiple plugs that are normally required for hydraulic fracturing, enabling completion at much lower costs, and accelerated production compared to industry’s current approach.

With that background, let’s now move to the Athabasca oil sands. The Kearl project initiated production last year, tapping a top tier 4.6 billion barrel resource that is going to provide 40 years plus of plateau production.

Pipeline sales were initiated in the third quarter, using Kearl’s innovative froth treatment technology to deliver pipeline quality crude without the need for a costly upgrader, and with a greenhouse gas footprint on par with the average barrel of crude oil refined in the United States.

Production ramp-up continued through last year and has been steadily increasing toward full design capacity through this winter. The Kearl expansion project remains on budget and on schedule.

The project is realizing the benefits from a “design one, build multiple” approach that incorporates existing infrastructure, as well as lessons learned from the initial development phase. The project is 75% complete.

It will double Kearl’s production to 220,000 barrels per day for the next four to five decades. Start-up is planned by the fourth quarter of next year. Additional debottlenecking activities are currently being assessed and they are going to increase production to 345,000 barrels a day, again for multiple decades.

The oil sands provide a wonderful opportunity to leverage our integrated supply chain and technology set to maximize the value from this asset.

ExxonMobil and Imperial Oil are using improved subsurface imaging, stratigraphic analyses, and applied learnings from similar deposits in the region to literally steer the mining operations to the highest quality ore. This will not only enhance mine planning but also operational efficiency.

With targeted savings of several hundred million dollars, this technology both increases margin and volume uplift. ExxonMobil has access to the majority of the heavy crude conversion capacity in North America.

We are taking advantage of our integration and commercial expertise to secure attractive solutions that deliver broad market assets for the Kearl bitumen. We recently announced the Edmonton Rail Terminal, a 50/50 joint venture between Imperial Oil and Kinder Morgan Canada.

This project will ultimately provide up to 250,000 barrels a day of rail transportation capacity, enabling flexible supply of bitumen crude to our refining network and third parties.

Between increased rail capacity and already committed pipeline capacity, we now have more than sufficient capacity to efficiently move not only current, but upcoming production to the highest margin locations. Let’s now move to conventional resource development.

The Upper Zakum field is one of the world’s largest oil fields with a resource estimate of 50 billion gross barrels. In association with our joint venture partners, we are applying leading edge reservoir modeling, and extended reach drilling technologies that will increase production capacity to 750,000 barrels per day in the next three to four years.

We recently secured improved fiscal terms that will support future investment and strengthen our long term partnership.

In Indonesia, the Banyu Urip project will develop 450 million barrels of oil to an onshore central processing facility with 165,000 barrels per day of production capacity.

We recently completed a number of upgrades to the early production facility which allow production capacity to reach 30,000 barrels per day currently. Full field start-up is expected around year end. The earnings per barrel yield here will be accretive to our overall global average in 2013.

In Iraq, the ExxonMobil-led redevelopment effort has more than doubled West Qurna production capacity to around 500,000 barrels per day. We continue to drill addition wells, debottleneck facilities and add water injection capacity to provide reservoir pressure support.

We recently negotiated revised fiscal terms, bringing the earnings per barrel yield closer to our overall global average. This meets our criteria for future investment and will contribute to Iraq’s plans to boost production.

In the deepwater, we have a strong inventory of high quality opportunities in various stages of maturity. We are capturing near-term benefits, leveraging existing infrastructure and maximizing profitability of our foundation projects.

Examples include Kizomba Satellite Phase 2, an 85,000 barrels a day tie back to the Kizomba B FPSO that will develop close to 200 million barrels of oil.

That start-up is expected in 2015. In Nigeria, we are developing the second phase of tie backs to the Ehra FPSO, providing another 60,000 barrels per day of production. We expect to start drilling the first of seven wells this year with production start-up by 2016.

We are also pursuing development opportunities in the Gulf of Mexico. Hadrian South, a subsea tie back to the Lucius Spar will start up this year. We will also begin drilling the first phase of the Julia project later this summer.

Julia is a six well tie back to the Jack St Malo facility. Julia has an in place estimate of 6 billion barrels of oil. And performance of the first phase will help guide us on the ultimate development plan.

The seven projects that are shown there in green will also, on average, yield earnings per barrel above our 2013 global average. Development planning is underway for the projects that are shown in yellow.

And these projects will also deliver an earnings per barrel yield in excess of our 2013 average. Attractive deepwater exploration potential is shown in red, which Andy will speak to shortly.

The successful execution of the PNG LNG project has allowed us to unlock the potential of this high quality 9 TCF resource. I have to tell you, we brought all of our execution capability to bear here, beginning with the construction of the 434 mile pipeline.

And as you can see in the bottom left, it begins at the LNG plant near Port Moresby, goes up through mountainous jungles to the gas plant at about 6000 feet elevation, and then up to the well pad, around 9000 feet elevation.

Installation was accomplished while overcoming flooding, volcanic soil conditions and steep pinnacle reef slopes. Pipe had to be airlifted by helicopter, as the soil could not support heavy machinery of the transportation loads of trucks.

This was no easy task as we are talking about enough steel to build 20 Eiffel Towers. Because of the lack of pre-existing infrastructure, we built supplemental roads, communication lines and a new air field that was cut into the side of the mountain.

It has enabled us to accommodate an Antonov 124 which was able to airlift many of the large modules for the gas plant and the drilling activities. The project required substantial outreach, engagement and effective relationships with the governments and indigenous communities.

Despite the many challenges, the project is actually progressing a few months ahead of schedule, with first cargo delivery in the middle of this year. This project is ideally located to supply traditional long term sales to customers in Japan, China and Taiwan.

The PNG LNG project provides as well an accretive earnings per barrel yield, and we continue to look at expansion opportunities for a third train, and there is space for a fourth and fifth.

In the Arctic, we are building on more than 90 years of experience with our Arkutun-Dagi, the next phase of the Sakhalin-1 development in the Russian Far East. This project is the largest offshore oil and gas facility in Russia.

It will develop 630 million barrels of oil with 90,000 barrels per day of production capacity. This summer, the top sides will be set on the gravity based structure. Plans are to start up later this year with the first full year of production in 2015.

The Hebron project in Eastern Canada is another major Arctic development. Hebron is expected to recover more than 700 million barrels of oil with 150,000 barrels per day of peak capacity.

The picture shows construction of the gravity based structure in Newfoundland which will be floated to a nearby deepwater site this summer to complete the construction activities. Fabrication of the platform top sides started last year and first production is planned in 2017.

We are also developing the Hibernia South extension project in Eastern Canada, as a subsea tie-back to the existing Hibernia platform. The project is expected to develop 170 million barrels of oil and add 55,000 barrels a day of production capacity.

Along with the other expansions that the Hibernia hosts, it will extend the producing life and help to double the field’s estimated ultimate recoverable reserves. Start-up is expected next quarter.

These three projects will all yield accretive earnings per barrel of production, and continue ExxonMobil’s decades-long legacy of developing complex harsh environment Arctic developments.

Before concluding this section, let me share with you what we are doing to maximize the value of installed capacity which is often the lowest cost barrel to go after.

Over the past five years, we have achieved close to 25% less downtime than our comparable side by side assets in which we have a non-operating interest. Operating in harsh environments and climates is no exception.

In Sakhalin where harsh weather and dynamic ice cover are ongoing challenges, uptime has consistently been around 95% since start-up in 2005. These results come from a relentless focus on operational integrity and facility reliability.

As with reliability, the disciplined focus on cost management is core to our operating culture. As shown on the chart, which is based on each company’s last reported 10-K and 20-F data, we delivered production at the lowest unit cost relative to peers in 2012.

We also use industry-leading technologies to improve hydrocarbon recovery from existing fields. As an example, extended reach drilling technology has allowed us to access remote reservoirs that otherwise would be left undrained.

26 of industry’s 30 longest reach wells have been drilled by ExxonMobil, including last year’s record at Chayvo which was drilled horizontally almost eight miles.

In summary, I want to leave you with two key messages. The first is major projects will deliver 1 million oil-equivalent barrels per day of production by 2017. And second, we are focused on adding production that increases the margin of what we have got coming on relative to what we have already today.

We will deliver that production by choosing the very best projects from a very deep and diverse portfolio, by bringing superior execution capability to bear, by negotiating fiscal terms, and delivering industry leading technologies and cost management. Thank you for your attention.

I will now turn it over to Andy who will share our long term opportunity set.

Andy Swiger (Senior Vice President)

Thank you, Mark. We will now look a little bit longer, further out.

Our strategies are designed to deliver long-term value. These strategies have stood the test of time as we faced ongoing challenges in developing new resource types and new markets.

Through execution of our strategies and plans, we have developed industry-leading capabilities across all emerging resource types and geographies. Now I would like to focus on our long-term opportunity set which continues to differentiate us from competition.

To discuss our long-term opportunities, it is best to start with our superior resource base. During the past year, we added almost 7 billion barrels to this resource base.

After accounting for production, revisions and deletions, the total resource base grew by almost 4 billion barrels to nearly 91 billion barrels. The portfolio remains evenly split between conventional and unconventional resources. and between liquids and gas.

Compared to last year, barrels under proved remained about the same, with slightly replaced production. Design and development barrels grew by about a billion. Those we are evaluating for future projects grew by about 2 billion.

This year’s increase is essentially driven by opportunities being evaluated for future development, including Upper Zakum in Abu Dhabi, Tanzania LNG and Western Canadian Oil Sands. Let’s take a closer look at future opportunities.

As you can see from this map, we have a deep and diverse portfolio of exploration opportunities around the world. In total we hold more than 61 million net acres from underexplored regions with high-risk/high-reward potential, to established lower risk basins close to existing infrastructure.

Green colored dots highlight conventional opportunities. These include activities in established areas such as Nigeria, Papua New Guinea, the Gulf of Mexico and Tanzania, as well as newer areas where we have made significant additions to our conventional portfolio including Brazil, Liberia, Gabon and South Africa.

Red colored dots highlight our unconventional portfolio. During the past year we added new opportunities in tight and heavy oil in Canada with our Celtic and Athabasca Clyden acquisitions. We also have significant activity in South America and West Siberia.

Our Arctic portfolio was shown with blue dots. The Arctic segment is our most recent and most substantial addition to the global portfolio.

Simply put, when considering all of these long-term opportunities, we are well positioned to leverage the depth and breadth of our worldwide experience as explorers, developers, producers and technology innovators.

Now we will look closely at some strategic positions. In Russia for instance, we have significant activity levels in the highly prospective Arctic basins and in West Siberia. Last year, we expanded our strategic cooperation agreement with Rosneft to include seven high Arctic licenses.

With this new acreage, we will work with Rosneft to explore almost 190 million acres, an area stretching almost halfway across the Arctic shoreline and covering nine time zones. The Arctic area holds some of the last large untested basins in the world.

We believe there is potential for multi-billion barrel working hydrocarbon systems here. Data collection including 2D and 3D seismic in the Kara Sea, to evaluate and build a robust prospect inventory is underway and has been for some time.

This allows for optionality as the partners move to drilling operations in the coming years. We have begun ice and met-ocean studies to better understand the technology needed to effectively explore the high Arctic.

The Kara Sea is an extension of the prolific West Siberia basin, home to many of Russia’s largest oil and gas fields. Later this summer, we plan to drill the first well in this area on our multi-billion barrel University prospect. This is just one of several prospects in the Kara Sea.

Our opportunities in Russia also include a tight oil pilot development project in West Siberia. Our joint venture with Rosneft will cover an area which is within an established conventional producing area with significant tight oil potential.

Last year’s activity included a mix of work overs, production and exploration well deepenings as well as vertical well drilling.

We are focusing on some 20 blocks in the Bazhenov and 17 blocks for the Achimov, where the joint venture will leverage XTO expertise and technology to maximize recovery from each well.

The team is currently finalizing drilling plans for the first Bazhenov horizontal wells which are set to begin later this year.

Moving further south to the Black Sea, we have a strong position in an emerging new hydrocarbon province covering some 9 million gross acres, the area shown by the yellow outlines on the map.

In the Romanian part of the Black Sea, we will initiate appraisal drilling on the multi-trillion cubic foot Domino discovery later this year. This is a highly prospective area with multiple plays and follow on potential.

The Domino discovery de-risked several prospects in the area, which will result in further exploration drilling planned for late 2014. Earlier this year, an ExxonMobil-led consortium was awarded the deepwater portion of the adjacent Midia license, covering 125,000 acres.

Using 3D seismic acquired in 2013, we will be maturing exploration prospects for drilling in 2015 onwards.

In the Ukraine, we maintain our interest in the Skifska license but it is on hold due to current circumstances.

In the Tuapsinskiy block, in the Russian Black Sea, we acquired seismic data last year and are currently processing the survey. There are active natural oil seeps on the block indicating a working hydrocarbon system. Structures on the seismic show multiple stacked reservoirs.

The block has high potential and we plan to spud our first exploration well with Rosneft late this year or early 2015.

The Kurdistan region of Iraq is home to several joint oil fields including Kirkuk and Shaikan, and much of the region has been underexplored until recently. Some of the most prospective areas are simple anticlines expressed as present day surface highs. We are progressing efforts on six blocks, covering almost 850,000 acres.

We began seismic acquisition last year and drilling operations are currently underway with two rigs. Those are relatively long duration wells and results are expected later this year.

Now I will expand a little bit on Mark’s earlier overview of unconventional activities in the United States and how we are further leveraging XTO’s capabilities internationally.

Starting with Argentina, we have an active program underway to evaluate nearly 850,000 net acres in the high potential block of Vaca Muerta shale gas and oil play.

Today we have participated in seven wells within the highly prospective Neuquen basin with ongoing drilling and testing to identify the broad outline of sweet spots, and to validate resource recovery potential in support of future development decisions. We are currently drilling our second operated well. Additional wells are planned for the rest of this year to continue to delineate the play.

In Colombia, we are progressing efforts on our four blocks within the Magdalena basin.

Operations are underway on the Mono Arana-1 well to complete and test the liquids potential of the La Luna formation, which is the hydrocarbon source rock for the giant fields across Colombia and Venezuela. We plan to drill a second well in 2014, together with shooting seismic.

In Canada, we continue to expand our strong unconventional portfolio. In 2013, we completed the acquisition of the high-quality Clyden heavy oil leases.

This in-situ heavy oil acreage complements our offsetting corner leases and strengthens our positions within the Athabasca heavy-oil region of Alberta. In addition, we established a significant position in the sought after tight-liquids plays through our acquisition of Celtic Resources Limited.

This acquisition added more than 600,000 net acres within the liquids-rich Montney and Duvernay shale plays. XTO is currently using their capabilities and technology to convert this acquisition into near-term production volumes with a 6 rig program during this drilling season.

ExxonMobil had an exciting year in Africa. In 2013, we entered three new countries and discovered new resources on existing acreage. Along the prolific West African Coast, we acquired an 83% interest and operatorship in Liberia Block 13.

We also acquired a 30% interest in the Arouwe block offshore Gabon where a well is planned for this year. In South Africa, we acquired a 75% interest in the offshore Tugela South exploration right, an area comprising over 2 million net acres.

In addition to initiating exploration activity in these new countries, we have resumed activities in Madagascar after a period of suspension resulting from political uncertainty.

Geological studies and evaluation are underway for 3 deepwater licenses where seismic data has confirmed the presence of several attractive prospects and leads.

We continue to achieve drilling success in Nigeria and Tanzania. In Nigeria we discovered additional resources in our existing fields, including the Ebet discovery near our Idoho field. We continue to evaluate the commercial development of these resources and additional prospectivity in the areas.

Our acreage in Nigeria includes an extensive inventory of prospects and leads, and we will be testing some of these with wildcat drilling in this coming year.

In Tanzania we continue to maintain a 100% exploration success rate. The Tangawizi and Mronge discoveries bring the total resource size up to 17 trillion to 20 trillion cubic feet in place. Both wells discovered resource and new reservoir intervals that had not been previously tested on the block.

Development planning is underway for the foundation LNG project and additional wildcat drilling is planned in 2014 and 2015. Our growing number of new opportunities in Africa gives us exciting new choices for future project developments.

Our global portfolio is well positioned to capitalize on the growing demand for LNG. The ExxonMobil energy outlook sees global LNG demand more than doubling by the year 2025. We are evaluating several potential new opportunities to supply this growing demand.

ExxonMobil has been a leading player in the development of the LNG industry through our existing equity interest in approximately 64 million tons per annum of operating capacity in Qatar and Indonesia.

Through these ventures, we have accomplished a number of industry firsts, including the successful commissioning of the largest LNG trains, establishing integrated LNG value chains in the European and US markets, and developing LNG markets in Asia and around the globe.

We also have interest in 22 million tons per annum of new LNG capacity under construction through our participation in Papua New Guinea and Gorgon projects.

We are capitalizing on our world-class experience, technological capabilities and our LNG marketing expertise as we progress a number of exciting new opportunities to grow our LNG portfolio as shown in the red dots.

Following our exploration successes in Tanzania, we are currently in the development planning phase including undertaking onshore site selection and commercial discussions regarding a potential joint LNG plant with adjoining blocks.

In Australia, development and execution planning continues for the Scarborough LNG project following the receipt of environmental approval. Floating LNG is being progressed as the lead development concept and early engineering activities are underway.

In Sakhalin in Russia, we are looking at a potential Far East LNG project in partnership with Rosneft.

Our other new opportunities are focused in North America, which I would like to review in more detail on the following chart.

Based on our energy outlook, North America’s role as an LNG exporter is set to expand significantly to represent approximately 15% of the global market by the year 2025.

This will be supported by continued development of abundant local supplies in North America, where we have an industry-leading portfolio of high-quality assets.

Against this industry backdrop, we are progressing three LNG opportunities in North America, with Golden Pass in Texas, and potential projects in Western Canada and Alaska.

At Golden Pass, we are looking to add 15.6 million tons of export capability to the existing import terminal in a joint venture with Qatar Petroleum. We received authorization to export LNG to free trade countries and are awaiting authorization for export to non-free trade countries.

We have begun the FERC pre-filing environmental review process as well as awarded pre-feed contracts for both the pipeline and terminal aspects of the project. In Western Canada, together with Imperial Oil, we are developing plans for a proposed LNG facility.

Last year, we received approval from the National Energy Board to export up to 30 million tons of LNG per year for 25 years, subject to final Federal Cabinet approval. Next steps include finalizing plans for the site and defining the project concept.

Finally, in Alaska, we are looking to develop an LNG project to commercialize the North Slope gas resources. The project concept includes a gas treatment facility on the North Slope, an 800 mile pipeline, and an LNG plant in the Nikiski industrial area on the Kenai Peninsula.

The partners recently signed a heads of agreement advancing the fiscal framework, including the State of Alaska participation in the project.

Overall, we are pursuing attractive opportunities to match abundant North American gas supply with LNG export capability to meet rapidly growing global demand for natural gas.

In summary, ExxonMobil has a long track record of success in finding and developing a broad spectrum of resource types. We have a large, diverse portfolio of opportunities to choose from in our superior resource base and large new opportunity set.

Resource and geographic diversity supports our risk management approach. We are not overly reliant on any single project. Our rigorous portfolio evaluation and prioritization enable project selectivity to advance only the most attractive opportunities.

ExxonMobil is well positioned for long-term profitable growth in the Upstream business. We are unlocking this potential through our unique capabilities, deep experience, technology advantages, proven systems, and leading project expertise.

Now Mike Dolan will review our Downstream and Chemical businesses.

Mike Dolan (Senior Vice President)

Well thank you Andy and good morning everyone. During the next 15 minutes I will provide an overview of our efforts to strengthen our premier Downstream and Chemical portfolio.

At last year’s meeting, I presented an in-depth look at our Downstream and Chemical businesses. We are very proud of these businesses that deliver industry-leading returns throughout the business cycle.

We are the largest global refiner, a premier marketer of fuels and lubes, the largest manufacturer of lubricant basestocks, and one of the largest chemical companies in the world. And we are the most profitable Downstream and Chemical business in our industry.

Underpinning our success are the ExxonMobil corporate values and constancy of purpose, as well as three distinguishing characteristics. First is operational excellence which includes safety and environmental performance, reliability and asset utilization. ExxonMobil strives to be best-in-class in each of these areas. The flexibility of our integrated sites enables us to rapidly capitalize on changes in the market. Proprietary technologies enable optimization in real-time and the development of new high-value products.

The second distinguishing feature is our industry-leading portfolio which is the best overall collection of brands and assets in our industry. We have a disciplined approach to managing our assets and we have a healthy pipeline of attractive projects which I will discuss in more detail today.

The third area that sets us apart is superior financial performance. We have generated best-in-class return on capital employed throughout the business cycle. During the last five years, our Downstream and Chemical businesses generated $46 billion of earnings, nearly as much as Shell, BP, Chevron and Total combined.

First we will turn to the Downstream where we continue to increase our advantage relative to the competition, by selectively investing in our strategic assets.

These investments capitalize on ExxonMobil’s technology, scale, and integration to achieve the objectives listed on this slide. The first two areas, lowering raw material costs and increasing high value product yield, remain particularly important, and I will discuss these in more detail in just a moment.

Midstream investments will expand our logistic capabilities for both crude oil and finished products with a major focus on North America. One example is the Edmonton Rail Terminal that Mark mentioned earlier. In addition to providing a secure outlet for Kearl production, we plan to use 100,000 barrels per day of the terminal’s capacity to support our refining network. On the product side, we will continue to strengthen our domestic and export logistics capabilities.

Other projects will enhance our operating cost advantage. For example, building on our industry leadership position in co-generation, we recently started up a new steam and electricity co-generation plant at our Augusta refinery in Italy, and are progressing plans for our next co-generation project at our Singapore complex.

Our disciplined approach to managing the portfolio will continue. Since 2005, we have reduced our refining capacity by more than 1 million barrels per day and returned cash to our shareholders by divesting smaller, less competitive facilities. And we have completed the transition of our domestic retail fuels marketing to a more capital efficient and growing branded wholesale channel.

Lowering raw material costs will continue to be a major focus area, particularly in North America where new crude oil supplies are creating unique opportunities. With our integrated position in Upstream and Downstream, we are well positioned to benefit from this growth.

As shown on the chart, we have the industry’s largest midcontinent and Gulf Coast refining circuit, which are the regions benefiting from the growing liquid supplies. Our refining portfolio in this region is among the most efficient in the industry.

During the last few years, we have expanded our advantaged North American crude runs by 40%, and have additional capacity still available. Given our installed capacity and existing feedstock flexibility, our investments in this area continue to be incremental and completed during maintenance turnarounds. One example is a metallurgy upgrade that is currently progressing at our Beaumont refinery. The project will expand heavy Canadian crude processing capacity by 45,000 barrels per day, and is scheduled to be completed later this year.

Some of our investments are focused on increasing the yield of high-value products such as diesel, jet fuel, and lubricants. For example, we recently commissioned a new 62,000 barrel per day ultra-low sulfur diesel unit in Singapore, and a new diesel desulfurization plant in Saudi Arabia is nearly complete.

We are currently developing a project to install a 50,000 barrel per day delayed coker at our Antwerp refinery in Belgium, our largest and most efficient refinery in Europe. If approved, the new facility will upgrade bunker fuel oil currently produced in our Northern European refineries to higher value products including premium ultra-low sulfur diesel.

We continue to grow our premium lubricants business with four projects currently under construction to expand high-performance lubricant basestocks capacity. These new facilities will use our latest technology to manufacture synthetic basestocks in Baytown and in Baton Rouge, and premium hydro-processed basestocks in Baytown and in Singapore. All four projects are expected to be completed within the next year, and will build on ExxonMobil’s strong manufacturing base at these world-scale integrated facilities.

And finally, we are expanding finished lubricant production manufacturing capacity in Finland and in China, to support the growing sales of our industry leading products such as Mobil 1, Mobil SHC, Mobil Super, and Mobil Delvac 1. We achieved record sales of each of these premium products in 2013. And we are expanding manufacturing capability in Louisiana to maximize production of our latest generation synthetic aviation turbine oil, Mobil Jet Oil 387.

ExxonMobil’s disciplined investment extends to our Chemical business.

Here, too, our corporate values and integrated approach are producing results. In our Chemical business we continue to achieve industry-leading returns in all phases of the business cycle.

As we look to the future, we are progressing several strategic investments. I will discuss three of the most significant, specifically our investments in the United States, in Saudi Arabia, and in Singapore.

To build on our competitive advantage, we continue to invest in world-scale projects to capture advantaged feedstocks, reduce production costs, and increase high-value product sales. These projects build on our unmatched integration with the Upstream and Downstream, and are positioned to help us serve major growth markets.

As the largest US chemical manufacturer and the largest US natural gas producer, we are progressing a project to upgrade our equity ethane molecules to premium metallocene polyethylene products. In addition to capitalizing on the abundance of low-cost ethane feedstock, the project will be enhanced by advantages in integration, scale, and premium products.

As shown on the chart, we have increased the amount of low-cost ethane feedstock to our steam crackers in the United States and produce a higher percentage of ethylene from ethane than the industry average. In fact, our existing capability to process ethane already leads the industry. We will extend that capability with a 1.5 million ton per year world-scale ethylene plant that will be built at our site in Baytown, Texas.

We will maximize the value of integration through coordination with the Upstream, and by integrating the new plant into our Baytown site, already the country’s largest refining-chemical complex.

In addition, we are building two of the largest polyethylene production lines in industry at the nearby Mont Belvieu Plastics Plant to convert the new ethylene production to a mixed slate of polyolefin products, including our premium metallocene polyethylene.

We have completed front-end engineering for the project and construction is about to begin at the Mont Belvieu site. We are finalizing the permitting for the ethylene plant, and start-up is planned for 2017 pending final project approval.

In Saudi Arabia, we are working with our joint venture partner, Saudi Basic Industries Corporation, to extend the range of products we produce in the Kingdom.

A new 400,000 ton per year world-scale facility will produce specialty synthetic rubbers, polyolefin elastomers, and carbon black, and will be integrated into our plant in Al-Jubail on the Arabian Gulf. This provides a lower cost manufacturing structure, and leverages on our existing supply chain capabilities.

The project will help create a world-class rubber and elastomer value chain in Saudi Arabia, and provides a strategic platform to help meet the growing demand for rubber-based automotive, construction, and appliance products in the Kingdom, the Middle East, and in Asia. Construction is on plan, on budget, and start-up is expected in 2015.

Now last year we highlighted the completion of our Singapore expansion project. This was the largest and most technically challenging project in ExxonMobil Chemical’s 90 year history. In mid-2013, we successfully started up the new ethylene based complex.

The project was made possible by dozens of new proprietary technologies. For instance, our world-scale steam cracker can produce ethylene from an unprecedented range of feedstocks, from light gases to heavy liquids, including whole crude oil, a first for the industry.

We also installed our full suite of energy efficient technologies to lower energy costs. And we are producing some of our most advanced plastics and synthetic rubbers for the first time in Asia, on the largest capacity units in the world.

Singapore is now our largest integrated manufacturing facility, and is well positioned to serve the rapidly growing markets in Asia and beyond.

With the addition of the second steam cracker, the site has a wide range of byproduct molecules that can be upgraded to specialty products.

To capture this value, we recently approved a project to add facilities to produce premium synthetic rubber to support the growing tire market, and premium resins for adhesive applications such as packaging, woodworking, and fabrics. We are a leading global supplier in both of these high growth product lines.

These new world-scale units will benefit from advantage feedstocks at the site. In fact, our 90,000 ton per year adhesive unit will be the largest in the world, with capacity 40% higher than the current world-scale.

Integration with the large chemical and refinery complex will enable lower capital and production costs by leveraging the existing site utilities, infrastructure, and organization. And the Singapore location enables lower supply chain costs and duty free access to China.

Construction of the new facility is slated to begin in the second half of 2014, with start-up planned in 2017.

Ultimately, we judge the long-term financial success of our business by return on capital employed.

As you can see, our Downstream and Chemical businesses have a return on capital employed that is unmatched by competition at any point in the business cycle. And we constantly deliver strong cash flow that contributes to shareholder distributions.

Our leading financial performance is enhanced by proven business strategies and resilient competitive advantages, including our integrated model, our balanced portfolio, and proprietary technologies that increase the value of our products.

Our focus on operational excellence yields strong safety and environmental performance as well as reliability benefits, excellent customer service, and cost savings.

Our disciplined capital management results in the best asset mix in the business. We continually upgrade the portfolio in thoughtful ways that build shareholder value.

Our new investments are concentrated on our integrated sites, and they are designed to capture advantage feedstocks, reduce operating costs, and grow high-value products to further strengthen our portfolio and provide superior returns throughout the business cycle.

We have a high performing workforce around the world. Our employees are the best of the best and their dedication produces the results I have shared today.

All together, we have the best Downstream and Chemical business in the industry, and we are well positioned to extend our lead in the years to come. And now I’ll turn it over to David.

David Rosenthal (Vice President of Investor Relations and Secretary of the Corporation)

Thank you Mike. At this point we will take a quick break and I would like to limit the time to about 15 minutes, and then when we come back, Rex will provide a summary and some closing comments, and that will be followed by our question-and-answer session.

So please, plan to be back in your seats and ready to go at about 10:55am so we can have a full hour for the Q&A session, thank you.

We would like to get started here shortly so we can keep our commitment to give you a full hour of question-and-answer session. Thank you. So we’ll go ahead and get started and I am going to turn the program back over to Rex.

Rex Tillerson (Chairman and CEO)

Well, again, thank you. Thank you all for your kind attention during the first session. I do hope that we have provided you with an appreciation of how ExxonMobil is positioned, and the steps we have taken to position ourselves to deliver profitable growth, and maximize shareholder value over the long term, which has been, is, and will always be our commitment.

Before we conclude I just want to provide a brief summary of what we reviewed with you this morning.

As you saw when I showed this chart earlier, our success really is underpinned by proven business strategies that have served us well, resilient competitive advantages including what we believe is an advantage in our integrated model, a balanced portfolio of high-quality assets on which we can put our talent to work, our commitment to operational excellence, and as always, our development of new proprietary technologies to enable all of the things that we have shown you we have done and can do.

We expect the key elements shown on this chart to generate cash flow growth, to fund the attractive investment opportunities, and to maintain superior returns to shareholders. Upstream production volume growth focused on liquids and liquids-linked gas will improve our portfolio mix and as you have heard, improve our unit profitability.

And as discussed earlier, we did make some very deliberate strategic choices and took specific actions to improve Upstream profitability.

Feedstock flexibility, operating efficiency, high-value products growth remain particularly important in our Downstream and Chemical business.

And our disciplined capital investment processes ensure we have competitive assets that deliver industry-leading returns on capital employed and generate robust cash flow growth.

And we continue to evaluate and upgrade the business portfolio in ways to create long term shareholder value.

So I leave you with the key messages on this screen, which we reviewed throughout the presentation. In conclusion, in my view, ExxonMobil is well positioned to provide the technological and industry leadership to meet the world’s growing energy needs in a safe and responsible way.

Our portfolio of assets and our long-term investments are the basis for delivering future shareholder value, and will provide the energy needed to fuel global economic growth and advancement in an ever changing dynamic market and an ever changing and dynamic world.

I do thank all of you for your interest in ExxonMobil and all of you for joining us, both here or on the webcast or the telephone, and for listening to our story today and joining us for us the presentation.

And we are going to move to the chairs over here to my right so that we can have an open discussion, take your questions, and hopefully provide additional insights to you. So if the management committee would join me.

QUESTION AND ANSWER

Rex Tillerson

I would ask that each of you limit your questions to two per person to give the opportunity for others to ask questions.

Question 1

Your point is taken about how the company and its peers should be judged over the longer term, given the longer term capital intensive nature of the business.

At the same time, with pretty much all of the super majors having underperformed the market over the past five or six years, which might be too short of a period, the market appears to believe that growth and returns profiles may be deteriorating in relation to alternative areas of investment.

So I have got a couple of questions. One, do you believe that the super majors have become too large to grow and create economic value in the effective and competitive way like they have in years past?

And then second, do you think that the plan to increase free cash flow that you highlighted addresses the issue for the company? And why or why not?

Rex Tillerson

I think it is a valid question to ask whether the super major, not just the integrated model but also the size, is a viable, long term competitive way to participate in this space as an investor.

I guess our view obviously continues to be that it is. We continue to believe we have an important role to play, as we alluded to several times, in supplying and meeting the world’s global energy needs, which include those of the United States.

We have seen the world change over the last couple of decades, both in terms of what happened geopolitically with emerging countries, but also what happened with the participation of new competitors into that space. It is difficult to compete and be successful without the scale and the capabilities that, organizations like ours have, to manage the risks.

And it is really that second piece. We try not to belabor our risk management aspects of our business, but I think if there is anything that distinguishes why there is still that role for us there, it is in our ability to manage complex risk by having exposure across a broad range of opportunities.

And as you heard us alluded to before, we don’t have any one project, there is no one country, there is no one thing that we live and die by. And that is part of the model that we offer to investors. So certainly, at any given time, we have to compete first in the sector in which we are in.

We have to be competitive. That is always our desire, and our pursuit to be the best among this sector first, so that if people want to invest in this sector, they want to own us.

Our sector has to compete in the broader choices that investors have, and that is difficult for us to influence much. So what we have to do is compete within our sector, and be the best, and to be the best at managing the broad array of risks.

So at any given point in time, it does not surprise me, nor I am sure it does not surprise any of you, that there will be a company that is perhaps smaller, narrower in their focus, only participating in a segment of what I call our sector, who may outperform us.

The risk with which one takes when they invest in that entity, I believe, carries a higher risk profile, because things happen that can dramatically change the future of an entity, and I don’t want to speak to what their objectives are, that may or may not be built for the long-term shareholders value return proposition that we are offering.

So I do appreciate that, as in the way markets are traded today and the ease with which people can move their investment choices around, it is a challenge as to how we maintain that shareholders competitiveness.

And so I think that we have to just concentrate on the things that we are committed to do, and that is to manage this risk more effectively, more successfully than any of our competitors, and that includes all of the elements of risk, not just the ones we think about in terms of safety, operational or environmental, but investment risks, geopolitical risks, all of those things, and to manage them better than anyone else.

So for us, that is the space that we occupy out there. And there are fewer of us, perhaps in many respects, occupying that space today.

Regarding your second question on free cash flow…

I think that it will be up to the market to decide whether they feel it addresses it or not. I think we have been talking for the last few years about how we were in this period of very heavy recapitalization of the business, replenishing the opportunity base because our strategy of maintaining a disciplined, selective investment strategy requires you to have a robust inventory of opportunity from which to choose.

And so a lot of what we have done over the last few years has been to create a more robust inventory of opportunities from which we can select. And we have been implementing some of those.

We do believe the cash flow is at an inflection point, as a result of many of the large projects that both Mark and Andy talked about in terms of start-up.

So going forward, we are confident in terms of our ability to deliver on the commitments we made to shareholders. Again, we will be active investors because we have a rich inventory, while maintaining that commitment to return substantial cash to shareholders, as we showed you on the chart where we have returned 50%, well above what any of our competitors have done. We intend to maintain that kind of commitment to our shareholders. So the market will decide.

Question 2

Somewhat as a follow on to that discussion, you highlighted early in the presentation the significant payout ratio for ExxonMobil’s cash flow, being twice that of your closest peer.

And it somewhat begs a question, is that positively correlated to the size? Or is that a choice in itself? I always thought of ExxonMobil as deciding first to invest in all attractive projects. And whatever is left over is the available cash flow. You grow the dividend. You distribute buybacks.

So is it a natural conclusion that the larger you get, and given there’s only a certain number of projects out there, it is natural you are going to start to distribute a larger percentage of your cash flow just structurally?

Also can you give us an outlook for pending final investment decisions for this year and next year? What is on the docket in terms of specific projects that you might decide to invest in?

Rex Tillerson

I think you have described us perfectly. Nothing has changed. And so the free cash flow and the distribution back to shareholder is an outcome. It does not govern the decisions we make around investment programs.

What really governs the level of investment programs is the quality of the opportunities that are offered to us, and our judgment around our ability to execute them well. And that is largely limited by what we view our organizational capacity to be.

We may have other opportunities available, so what we do is we try to hold those. We sort them, try to go after the most attractive first, try to keep the others in our inventory through the lowest possible holding costs, until we feel they have matured to a point that they are either competitive with our standards, or that we have got the capacity now to go execute.

So the remaining free cash flow is then just as you described. After having funded all investments and paid all our costs, we want to maintain our approach to dividends, which has been to try and raise that dividend every year. We have done this successfully and then returned the balance through the share purchase program, which we have always described as kind of the flywheel. Nothing has really changed around that.

So to the extent that there is more available because of our size and scale, and because we are taking in effect, I hate to use the word measured, a deliberate approach to our capital investment programs, to the extent the market from time to time delivers more value, than our size is going to capture that.

So I think you have it described perfectly and nothing has changed about the way we make decisions, or the way we build our strategic plans and our investment programs.

In terms of projects that are pending, FID’d this year, I will ask my colleagues here to just comment on any of those that they have alluded to.

Mike Dolan

I mentioned in my talk the North America ethylene cracker and the coker in Antwerp.

Mark Albers

I think on the project front it would be the Tengiz expansion taking production from 600 KBD up to 850 KBD, which will be a major investment decision this year.

Question 3

If we look along your global supply chain, is there any particular areas that stand out in terms of accelerating costs and inflation, and any area that actually see the other way, decelerating?

And in the area that you see accelerating, what are the steps that you guys may be taking, trying to handle that?

Rex Tillerson

As it has been described for the last few years now, we have been in what people call an overheated market just because of the very high levels of investment activity by everyone in the industry. I think we have begun to see some break in that and in some areas. It may be short lived, could be temporary.

The areas I would mention are in rigs, both deepwater rigs as well as, certainly in North America here, there is a large rig fleet available. And so we have been able, and you saw it in some of the numbers that were described, to drive the cost of our unconventional programs down on a per well basis.

A lot of that is just through process and efficiency improvements and applications of new techniques. But some of it is capturing that market as well.

So as we sit here, looking at the US unconventional opportunity set, we do kind of constantly look at what would be the cost of picking up that next increment, and is that attractive enough to want to do that.

But in terms of a wholesale shift, or in terms of the inflationary pressures or the overheated market pressures, I don’t know that we can point to anything substantial. And so the signal back to us and to our organization is you are going to have to create that.

You are either going to have to create it through different engineering solutions, or create it through good procurement and contracting strategies to ensure we are not leaving a lot on the table. But not sacrifice the quality of what we want to have, whether in terms of materials and services, or whether the contractors who we want working for us because we try to be very deliberate about who works on our major projects.

So I would say those are the areas we have maybe seen a little bit of softening as of late, whether that is sustainable or not, depends on what a lot of other people do around the world who use or buy for those same services.

Question 3 (follow-up)

Second question, in the North American unconventional portfolio, you are going to grow into 225,000 barrel per day by 2017. And I think the chart looked like right now you are around in the 140-150,000 barrel per day.

So from this point, it looks like it is a pretty modest growth. Is it a limitation of your manpower or organization capability limit? Or that you are just saying that you still have a lot of delineation that needs to be done?

Rex Tillerson

Well, Mark showed the chart but I am going to ask Andy to answer the question because XTO reports to him.

Andy Swiger

It is a function of the investment decisions we are making, and what we think the prudent way of wrapping up the execution of the drilling programs is in the different basins. As Rex talked about before, organizational capacity, the ability to execute, is something we look at very carefully. We don’t want to over run our headlights on that.

So as we look at these programs, particularly in very hot areas like the Permian, to some extent the Bakken, and so forth, we think very carefully about how we want to keep driving the programs forward, what the pace of picking up rigs and frac crews is and so forth.

And that is the plan this year. As with the gas plan, it is also somewhat adjustable as we go forward, and in time we will continue to look at that.

Question 4

The premise being that Exxon plans in a very long term time horizon, when you look at last year’s outlook, the capex number is not that much lower this year but the production is down 500,000 barrels a day in 2017.

So I realize other things are in there, but can you help us reconcile the gap? Is assets sale a significant part of the equation? On the basis that you plan a long-term time horizon, you have suggested that 2013 is your peak spending. And you have this inflection in free cash flow.

So if some of these major projects that Andy lined out are approved or FID’d does the capex number change? Is 2013 no longer the peak? And how much of the free cash flow inflection is actually contributed from those assets?

Rex Tillerson

On the question around the volumes being lower and the capex being unchanged, if you look at the volumes that came out like the Abu Dhabi onshore concession, they had very low capex attached to them.

Relative to when we showed you this outlook last year versus this year, there was not a lot of capex attached to those volumes had they stayed in.

So I think this is kind of rebasing things. There was also no volume growth in those. That is why when you look at that chart, it comes out as a constant slice because there was also no volume growth.

So what we really did was we took a set of low margin barrels off the base, and all the growth and the capital that goes with the growth is still attached to the barrels that are in the growth. That is kind of the simplest way I respond to that.

There are some divestments out of there which also had very little capex attached to them. If you just look at that wedge of what came out, there was not a lot of capex attached to that, which is also why there was not much of a growth component in it.

It was pretty basic kind of volumes. So like I said, I think the way to think about it is it comes off the bottom, off the base, because there was not a lot of growth contribution from it.

Question 4 (follow-up)

How much of the free cash flow inflection comes from the related asset sales that might be contributing to the drop in volume?

Rex Tillerson

We have made assumptions about FID or expenditure rate. Most of the projects that are in there are either about to be FID’d or they already are under underway. So we have a capex profile for the future that goes with those.

In terms of the amount of free cash flow that is generated from our net asset sales and acquisitions, I don’t want anyone to misinterpret that is how we necessarily manage it. We manage the portfolio.

We look at the asset quality, and if we have some things that we believe have a higher value to others in the market, then we will go out and test that. Likewise, if there is something that comes along that looks interesting to us, and we think it can have good, long term value, then we are not constrained by saying, well, I cannot buy this until I sell something.

We don’t have that kind of a model because we have sufficient balance sheet strength to go do whatever we want to do.

Having said that, if you look over the last five years, there is probably a net of asset sales versus asset acquisitions of about $5 billion.

You can look at our past releases on things that we have sold or exited or restructured. It gets, you know, called different things. And things we have bought.

But if you summed it all up, it is probably about $5 billion. So it is not a huge component. It is really more about our strategy and our tactic of just constantly looking at our asset holdings, and saying we could put the people who are spending their time on this on something of much higher value. Let’s see what the market might give us for it in a good time to exit, and we see we have better opportunities over here to deploy both our financial resources and our human talent as well. And so that is really more what is at the heart of our asset. We call it the asset management program, and that is really the stuff we sell, and from time to time we buy.

Question 4 (follow-up)

Do you have a forecast for asset sales?

Rex Tillerson

No, on a go forward basis, and that is part of what, I know, frustrates everyone. We do not forecast, and typically we do not include asset sales on our forward forecast for obvious reasons. We do not want to signal to anybody that we are going to do anything.

Question 5

My question is on this unit profitability metric that you have talked about even more this year after last year. I think it was said earlier and you agreed that you have been known for returns over long periods of time and returning excess cash to shareholders.

You have now introduced this unit profitability metric and I am really trying to understand how this really changes how you think about portfolio decisions. The company that is number one, whom we respect and like a lot, they have got higher capex per barrel, lower returns on capital, and lower cash distributions to shareholders.

So I don’t understand the relevance of your being number two or any other position. In terms of what are the reasons the volume outlook was lower, you cited you did not want to invest in low margin barrels. The Abu Dhabi expiration makes sense but natural gas, the outlook cannot really be worse than last year.

It has got to be at least the same or better, maybe some stuff happened to your resource space, I don’t know. Maybe it is a way to manage capex but the kind of citing margins for the US natural gas degradation of the BOE - it doesn’t quite seem logical.

And I am really trying to understand why this emphasis on unit profitability. Clearly you want the portfolio to do well but you have always focused on returns.

Rex Tillerson

Unit profitability has not become the objective. It is a measure that we have found useful, in particular in communicating with our organization around how to think about where are your highest value opportunities. And this is, again, not anything new and using unit profitability as a tool has been with us for as long as I can remember. I mean 30 years ago when I was one of those engineers trying to figure out unit profitability and why would you invest in this or that.

So it has really been a tool we have been using to tell the organization, look at your opportunity set, seriatim that opportunity set on the basis of a whole range of parameters, one of which we want you to look at is whether this improves our overall unit profitability or does it detract from it.

Obviously, that is not the only metric one looks at to decide, I like this investment opportunity or not. But I think it has been instructive to a lot in our organization to go through that exercise of just understanding that element of the quality of the opportunity that is before them.

We are constraining in some sense our capital spending levels for reasons that we have articulated, some of which is we have got to be confident we can do this well.

Sometimes it is a function of what is in that capital mix as well. I mean it is one thing to be out executing a Sakhalin project or something in a remote environment like Papua New Guinea, as opposed to just cranking up Lower 48 drill wells.

So they all have their own unique character. But at the end of it, we want the quality of the outcome, the financial results, they need to compete on the quality of that financial result.

As you point out on the North American gas, and we have hinted at it a little bit, we are obviously watching that situation. We have a huge inventory of drillable locations, probably something over 15,000 drillable locations. We have also been challenging the XTO organization with new things we keep adding bolt-ons. We keep giving them more stuff and we have asked them to look at the quality of that.

So as Andy mentioned in setting kind of the level of the program there, like the Bakken, we have the drillable locations. You pick up more rigs but then what? And if you start spreading your capacity to manage risk, we think that in the end will detract from shareholder value.

And the opportunity is not going anywhere. We are not losing it. The barrels are there. They are in the ground, available for our monetization when we think it is the right time to do that.

Or when we decide what we really need to do is pass on this next mega project and take those resources, and let’s go pick up five more rigs in the Lower 48. And we go through that analysis as well.

So we have the choices of not just where to deploy capital but really much, much more important, where to deploy people. We spend as much time on that as we do thinking about the capital.

Question 6

With more of an unconventional focus you have alluded to, are you going to have to increase your headcount in terms of the number of people oriented towards unconventionals?

Rex Tillerson

We have shifted resources and human talent into XTO as we have added bolt-ons, additional Bakken acreage, additional Permian acreage, the acquisitions in Canada that we have asked XTO to help us evaluate and assess.

We have moved a lot of human talent from Houston up to Fort Worth into the XTO organization. So we have done some of this redeployment.

We are maintaining active hiring targets for engineers and geoscientists. And so far we are not finding constraints around our ability to attract the talent and bring them into the organization.

We are not ready to say that we have got to ramp the headcount up. If you look at our overall headcount, and I mentioned the 75,000 in my opening remarks, it is down. It is coming down. That has largely been a result of asset management programs in the Downstream, and a lot of that headcount has been coming out of restructuring of the Downstream organization.

The Upstream headcount has actually been growing slightly over the years. So we don’t think that is going to be an issue for us. But to your question, yes, we do redeploy that talent and have redeployed some of it.

Question 6 (follow-up)

It seems like a lot of large scale conventional projects are getting more protracted. How do you balance that in terms of the cycle times and your investment risk and then the unconventionals?

Rex Tillerson

More protracted meaning it is getting harder to do. I am going to let Mark comment on it. We look on our investment reappraisal process where, I think most of you know, we do a look back on every single capital dollar we spend after it is done, spent, started up.

We go back, and we do a reappraisal on how did that project go, how did it go from an execution standpoint, which means schedule. How did it go on cost where we had cost differences, why did that happen, and how is it performing financially. If it is an Upstream project, how did the resource turn out. If it is a Downstream or Chemical process, was there something in the market that was different than we expected going in.

We do a very rigorous project reappraisal so we have a pretty good idea of what is happening with our projects, as well as projects that we don’t operate that we participate in.

And so when there are variances from what we expected, we know and want to understand why that happens, so the next time we undertake a project we learn, but generally I will let Mark comment on how we view cycle time or project execution.

Mark Albers

So building on that with the reappraisals, we do with a few exceptions. Even though there is pressure in the industry with as we talked about in the previous kind of overheated regime we are going through now, things are adjusting a bit here and there.

But with few exceptions, we have generally been able to hold our big conventional projects within schedule, some a few months ahead, some a few months behind. So we have a pretty good feel of what it is going to take going forward and we are not cooking in any additional time other than what we think is appropriate.

But when we compare that then with unconventional opportunities the way we look at it is we will look at a large conventional project, we won’t compare that to a few single wells.

So for example, in the Bakken, we will look at if we went to a comparable size resource in production profile in the Bakken, maybe that’s five rigs or seven rigs, or eight rigs, how do we compare those two decisions. And that’s kind of the thought process we go through.

Rex Tillerson

I will just point to two projects very current for us. As you heard Mark mention, Papua New Guinea looks like it is probably going to start up early relative to what we had FID’d it, just a superb job of execution on the part of the project team there in an extraordinarily difficult environment.

Kearl started up late and it started up late because of issues we had transporting modules from Korea through Washington, Idaho, Montana, up to Alberta. Everybody read the saga of that. That is just a horrific example of how messed up our permitting process in the United States is that ever happened.

We certainly learned from it and we did not do it that way on the Kearl expansion project. And the Kearl expansion project is running ahead of schedule.

So we applied the learnings. We thought we had that problem solved on the initial project, ran into it. So we learned. We changed the execution plan on the expansion project, and it is now ahead of schedule.

We don’t comment too much on what others do but we do try to help them when we are investing with them.

Question 7

Your total volume growth of the Upstream has been elusive, and not just in 2013 and 2014, but all the way back into 2006.

Can you discuss the assumptions on the base in your production, whether that be PSC effects, uptime, decline rates, and whether you are including a buffer? Because I know that many of the risks that you cited to your production guidance seem to be reasonably consistent. And is there a buffer in your volume guidance?

Rex Tillerson

We don’t put a management adjustment in there if that is what you are asking. And that is why we give you that long list of variables that are difficult for even us to predict.

We have disclosed a base decline number of about 3%, and that has been changing gradually over the last 10 to 15 years. It used to be 5%. It is reflective of these big projects we talk about that come on with these fairly blocky volumes, like Kearl is coming on.

I appreciate that we come in and we give you a production forecast, and then we try to qualify it and tell you about all the things that can change.

What I can tell you is that we are committed to deliver on our investments, that is what we are committed to do. And we are committed to deliver on our work programs and our operations and to manage those risks well so that we have a viable entity.

So we don’t take those outlooks lightly but we are also not bound by them to do things that don’t make sense.

And that is why this shift we took last year, where we look at that volume plan we had and we said, look, if we really want to get the most out of our investment dollars and our resources, human resources as well, there is some things that probably ought to come out of here. And we did.

We have never had volume targets as a key objective for us. We have always said it is about delivering the value, so I know that it creates problems for some of you. I think someone wrote something I read that, well, maybe since we don’t ever hit it maybe we should stop giving it. I can do that. I mean you would not have to worry about it.

Question 7 (follow-up)

It is fair. You noted the terms in both Iraq and Abu Dhabi improved. And given the increased resource opportunity globally, both unconventional and new countries opening and this whole industry notion of peak capex is upon us or behind us.

Do you believe this is a key inflection for PSC terms as they compete for a shrinking capital base? And then secondly, given your demand outlook on the consumption side, what oil price is changing that outcome? Because it seems to me that industry peak capex notion is inconsistent with the forward commodity curve.

Rex Tillerson

Well, in terms of how that is influencing governments’ willingness to reexamine their fiscal terms, which I think is your question. We are starting to see some effect of that and we were talking a little bit in the break that many of you know the long history of Alaska gas development.

The State has kind of woken up to the fact that they are not the only game in town, and they are seeing all these projects in Canada being talked about and they are seeing exports out of the Gulf Coast being talked about. And suddenly they realized the world may not care whether Alaska gas ever gets developed.

And I think it has served a purpose to refocus them that you are always in a competitive world. You as a resource owner, you are in a competitive world.

And I think that has been an important realizing of some resource owners around the world, because I think for a long time they never recognized that, as resource owners, they were in a competitive environment.

They always thought of us as being in a competitive environment, and recognizing that we were competing and vying for access to their resources, and that was good for them. I think it has only perhaps begun to be realized by many resource owners around the world that, because of this now era of abundance that we talk about, they are in competition. When do their resources get developed or do they get developed at all? And so I think it’s always dangerous to make generalizations. So I would not say that this is the case everywhere but it certainly is the case in some places.

And it has made for a more productive conversation around what does it take to develop your resource, and for your nation to realize the benefit, and for us as the investor to be able to take the risk and realize the benefit for our shareholders. I think there is a much more productive conversation now that occurs around, than perhaps it did in times past.

In terms of what price changes all of that, you know me, I never talk about prices. It has as much to do with the fact that there is a lot of resource coming on the market out there, and there is a general realization of that now than it is about at what price.

Question 8

My first question is really around North American crude growth. You have given us 1.5 million acres in the Permian which if you speak to an E&P company will translate into many hundreds of thousands of barrels.

But on the refining side the market is concerned that we cannot process that. So can you talk about the limits that you see in terms of being able to process the light oil? And if you do see limits what -– what the industry needs to have happen to alleviate those limits?

Rex Tillerson

Well, we obviously do ask ourselves that question and then we ask our supply and refining folks who know this well to look at that. And I am going to let Mike respond to that because we actually had some recent conversation about it.

Mike Dolan

If you look globally at refining capacity, there is a length of distillation capacity in the world. There is an overhang on the whole system. There are some shutdowns that have been announced that take some of that off, but there is still more to come. In some parts of the world refining margins are going to be difficult and people are going to have to make some tough choices. The Atlantic Basin is probably one of those places. Some of our competitors in the Atlantic Basin are bringing in some of the mid-continent crude, some of the lower price discounted crudes to try to keep those refineries going.

When you look at whether you want to invest if you are an investor, whether you would like to invest in a grassroots refinery or a multibillion dollar expansion to accommodate light crude, you still have to come to grips with the fact that there is a surplus of distillation capacity. And barrels can move. I mean there are limitations by government and things that have to be overcome, but the barrels can move.

We are still not using all of our capacity to run the light crudes. We have got our Midwest systems loaded up, that is predominantly the heavier crudes, the Canadian crudes. We have got our Gulf Coast system running both lights and heavies and we still have capacity. We’re constrained more by logistics.

Whenever we do a turnaround – and we have had a pretty busy turnaround time – we do low cost expansions to increase our opportunity to take advantage of these crudes when they present themselves on the markets. So we still see the opportunity to process more of these crudes.

We may get to the point where the export option becomes much more important, and we will see where the government comes out on that.

Question 8 (follow-up)

I appreciate you may not want to talk about the explicit timing of some of these non-operated mega projects, which you called out in your opening remarks, specifically Kashagan and potentially Gorgon.

But as you think about your longer term production that you presented today, when is this sort of the first full year that you feel that Exxon shareholders can sort of bank on the cash flows from those projects?

Rex Tillerson

I am going to let Mark comment again in terms of what was kind of built into that chart that I showed you when we looked at those major projects around, in particular the restart of Kashagan and then, I guess, Gorgon was the other one you asked about.

Mark Albers

If you look at Gorgon first, start-up is going to be in 2015 so the first full year will be in 2016. The operator will start up one train and then the second and the third. So the first full year of the first train will be in 2016.

On Kashagan, as you all have heard, the consortium is going through and analyzing this sulfide stress cracking issue that has occurred in both the oil line and the gas line.

It is little premature to speculate on when that might start up, quite frankly, because we have gotten a lot of data in but we still need to get this smart pig, these high instrumentation sensing pigs through both lines, incorporate all that data, and then assess.

Are we replacing a number of joints? Are we replacing half a line, full line, both lines? What do we have in front of us? So you know, we put some risk in our Kashagan outlook and see the first full year of Kashagan restart in 2015.

Question 9

Two questions, first one on the slide on high-grading the base, it being a deliberate choice. Looking at the 2017 delta 500,000 barrels a day, if you take out Adnoc 140 and maybe what is current West Qurna at about 50 that leaves about 300 delta. Would that mostly be in US gas? I’m looking at just 2017.

Rex Tillerson

Well, if you remember my remarks, I think I mentioned there was some North American gas that we have allowed to continue to just come down in the outlook. But there are also the impacts to some of these project delays in there as well, some of which would have been hitting their peaks. They have been pushed out because they are delayed starting up. So it is a combination of those and then some other puts and takes on divestments that make up the balance of all of that.

Question 9 (follow-up)

Question on Iraqi fiscal terms. I think you mentioned net income per barrel closer to the global average. Did I hear that right and how does this change the long term future in the country?

Rex Tillerson

Well, I think what Mark indicated in his remarks is that the structure of those contracts have been redone for a lot of the participants, as you have been reading.

As Iraq decided their original aspiration plateau goal was not in their best interest, and they wanted to lower that plateau volume, they needed to offset the full value of the commitments we made because it is a multi-year, multi-decade contract.

When they lowered that, they took a lot of the value out of investments that we would have made now that we would have collected some fees on in the years to come.

I don’t want to say more than is appropriate to say, but there has been a fair amount of restructuring of those agreements so that it does now deliver a value that is more in line with our average.

In terms of what that means more broadly in Iraq, I am not sure much of anything right now, because they have their hands pretty full with just continuing to execute these various agreements and concessions that they already have in place.

From my perspective, it is not caused them yet to revisit their whole approach to what they might do with future concessions. I don’t think they’re spending a lot of time on that. I think they are spending most of their time on how do we expect what we have got. It is an enormous amount of work that they have underway now.

Under these arrangements, we execute through their oil companies, the southern oil company, the northern oil company. So they have a capacity issue as well. In terms of what that might mean when they get around to wanting to do some new concessions, I think it is far too premature to know.

Question 10

Now you set production guidance a little bit lower. Your free cash flow is going up. How are you thinking about acquisitions and more specifically transformative transactions or large scale acquisitions or bolt on acquisitions?

Rex Tillerson

I am not going to signal anything about the future. Rather I think it is instructive to look at what we have been doing. And as you have seen, we have been opportunistic on bolt-ons.

We have done those through a number of different ways of bringing those transactions about. Some are just outright purchases. Some have involved trades or commercial arrangements that were in the interest of the counterparty.

Our people have been very creative about how to acquire those that what we believe is a very good value for us. We have some folks that are constantly looking and a lot of things are coming to us.

That should not surprise you, I mean things walk through the door every day and we try to do a quick assessment if we are interested or if we are not interested kind of a determination. But that approach as you have seen in the past is not going to be too different in the future.

We are going to be very opportunistic around those things that really we believe add value and add value within our capacity to execute them and realize the value. They don’t come with a lot of other obligations.

Question 10 (follow-up)

On Russia, you guys have been spending a decent amount of exploration dollars there. Do the recent events change your political risk of operating in that country? Or do you continue to kind of forge forward?

Rex Tillerson

As you have heard, we have a fairly active exploration program planned for the high Arctic. Our Sakhalin project is in execution stage on Arkutun-Dagi and everything is performing well.

The current situation obviously is early days. To this point, no effect on any of our plans or activities, nor would we expect there to be any, barring governments taking steps that are beyond our control that we cannot do anything about.

But in terms of our view of country risk, our view of the geopolitical risk, and our ability to manage that, other than things like sanctions, which have affected us before, we do not see any new challenges out of the current situation.

Question 11

I have a broad, possibly oversimplified question but conventional wisdom is quickly becoming that North America will be able to supply all of its own energy needs and begin exporting in the intermediate future.

While at the same time many regions of the world have become increasingly unreliable as sources of energy, most recently Ukraine and Venezuela.

Assuming this trend continues, do you consider this net-net a positive and that you would be able to operate in more stable areas of the world? Or a negative given your exposure now to high risk areas? Or are you agnostic to that trend?

Rex Tillerson

Well, I am not agnostic because I am a free trade proponent and I think net-net it is positive for everyone. First, it is positive for us. Any time you eliminate barriers to our ability to move our feedstocks or our products or our molecules around to get -– to achieve the highest value, that is a good thing for us.

And I think it is a good thing for US economic and trade policy as well. The pitch we always make is that, this is a great opportunity to allow the US to get the highest value for its own natural resources, and to allow the manufacturers to utilize these molecules whether you are a refiner, a petrochemical plant, or an industrial process that uses natural gas, or whatever, to have access to the best slate of feed stocks they can put their hands on.

And so if a refiner in the US would really rather run on imported foreign crude because that gives them a higher margin for their configuration, and that surplus is a bunch of Bakken or Permian or whatever barrels that someone offshore would love to have, that is a good thing. That is a great thing.

And so we are not agnostic to it at all. We are proponents of removing those trade barriers. We are happy to compete in every country and every resource, every facility we have.

We are more than happy, and welcome to take on the competitive challenges that come with the fact that the global market place is open to everybody. We would love that. We would thrive on that. And so we are not agnostic. We are pro-free trade.

Question 12

Specific to the tight oil forecast in the energy outlook, it looks like it is not a terribly large amount of growth in tight oil going forward.

You know, opinions on what that means as you are looking at North America and then also with the Vaca Muerta in Argentina, kind of what that implies. It is really not a lot of players down there, you are one of them, just wondering what you have seen so far and how that is incorporated in the forecast?

Rex Tillerson

Well, you are right, it is pretty hard to micro — get the dot right on the plot. The energy outlook simply builds up by region demand sectors and then it builds up by region supply sectors and it matches those up.

I would not read too much into whether we think the resource base is limited, which may be kind of what is underlying your question. Do we think the tight oil resource base is limited? The resource base is in the outlook defined as well as anyone can define it today.

When we build those long term outlooks, we build in some components that some people refer to as growth, the fact that we know that the resource base typically grows over time. It rarely shrinks other than through the production of the volumes. So there is no resource constraint that we see out there on tight oil.

On the Vaca Muerta, we think it is a high potential area. We are in the very early exploration phase. We are not even to the appraisal delineation phase yet. We literally are just getting first wells drilled on some of our blocks and our acreage. The results have been encouraging.

I would not want to declare a victory on it yet, because we know in these very large basins, as we have commented before, and you have observed even here in the US where it is a mature industry that the basins are not homogenous, there will be parts of the basin that will be more attractive than others. But the rocks are certainly working.

I think Mark or Andy referred to a recent well test. It looks very encouraging on a vertical test. So we know there are parts of the basin that are going to perform. So we are fairly confident you have got an unconventional resource down there. It is going to perform, can be developed. How big is still kind of the question outstanding.

The other question outstanding is, how does the government put in place the conditions to allow the kind of activity levels that are necessary to really see these things have a meaningful impact on global supply, a meaningful impact for the country and for the investors.

And we all know what that means, because we watch it happen every day here in North America and the United States. We have talked to the government of Venezuela. We have met with the President. We have had these conversations about the need to understand the fact that if it works, it does not mean it is ever successful.

You know, you have to put in place the conditions. There is a lot of discussion that is going to be required, and we are fortunate that the national company, YPF, also has a big stake here. And I know their CEO sees things the same way we see them. He knows what it is going to take to make this work.

It is a question of continuing to make those points with the Argentinean government and as people begin to have the kind of success where they now would like to really step up the activity level and commercialize it, is the government going to put the conditions in place to allow that to happen? And I think that is the way I would draw the picture around Argentina.

Question 13

Two questions, first on distribution, second on the Downstream. On distribution, you are and remain always very clear about the importance of a commitment to shareholder value.

But sometimes a little bit less clear on what you think is the ultimate optimal balance between returns to shareholders through the dividend and returns to shareholders through share buybacks.

And we see strong growth in the dividend. Is that a progression we would expect to see going forward as over the last five years the returns through shareholder buybacks has been two to one.

Do you see that moving closer towards parity through dividend buybacks? What’s the right balance in that big financial framework?

You remain in the downstream ahead of your competitors in terms of returns on capital but nonetheless last year was only the second time in the last decade where those returns have dipped below 20%.

The other time was in 2009 when there was the depth of the global recession, not quite as clear that we are in such a difficult strait. What should we be thinking of as the long term target on returns in the downstream? Is 20% or above still a viable and effective number?

Rex Tillerson

Well, one, we don’t give targets on that. I am just going to be frank with you, we don’t set an internal target.

We have an investment quality threshold for individual investment decisions, and then our business units are challenged to be the industry leader, to maintain their discipline, their operational reliability, and to produce the highest return on capital they can give us.

As part of their plan, they will put a forecast out there. They believe they will be able to generate given these assumptions on industry margins or prices or all the things that have to go in to making that assumption.

Then we look at the reasonableness of those assumptions, that allow us to make our plans regarding investment levels, cash flows, how do we want to manage the business over the near term.

So we don’t have guidance to give you on return levels. What I would tell you is we intend to be the leader. We have been, and we intend to continue to be the leader. And by how much largely depends on the market conditions themselves.

As you have seen on those historical plots, we tend to do extremely well when we are in an up cycle, and we tend to go down with everyone. But at the bottom of the cycle, we are always considerably better than others.

Regarding your question on the dividend versus share buyback policy, nothing has changed from the way we have talked about this in the past. You know, we want to fund our investment programs. We want to have a stable, growing dividend that we can offer our shareholders. And if there is anything left over, then we look at how we want to use that excess cash and do we want to buy shares with it or is there something else that might look interesting to do with it. As we have always characterized, the share buyback program is kind of the flywheel on the excess cash.

And it is really a question of how we want to manage that. The way we do everything, we are trying to look far enough ahead to not be precipitous in anything we do. We went through a period where we had a lot of cash on the balance sheet. We don’t view cash as a particular asset.

We wanted to get that off the balance sheet. And so we use that flywheel but as we bring it down we want to do that in a way that is not precipitous. And so some shifting into the dividend was prudent and we felt sustainable, because we also want to be confident in that what we do is sustainable.

We hope to be able to always deliver growing dividends to our shareholders, this is our commitment. So no change to our philosophy. We don’t start the first of the year and say, there’s the target.

We look at what cash is available to us, what opportunities are available to us, what is left over, what do we want to do. Every month we announce the T-share program for the next quarter, because depending on what happens, that is the knob we tend to turn the most and we try to leave everything else as stable as possible.

Question 14

Just going back to your unit profitability discussion you had earlier, Rex, I am wondering if you could just give us a bit more detail on two important areas, one existing and one prospective.

In terms of your North American unconventional business, can you say what the unit’s earnings were in 2013 and where you hope to reposition that with the changes you are making to the portfolio and production particularly in the gas part?

And secondly, in Russia, can you say what your likely unit earnings is going to be from both the Kara Sea and also the tight oil you are drilling in West Siberia and how dependent those are on the tax breaks, which have been offered there?

Rex Tillerson

Well for the Kara Sea, trying to anticipate is difficult since we have not found anything yet. Obviously we went in through the joint venture and the commitment we made to explore the Kara with a view on how it would look like if it is successful.

And that was the basis which we then put in front of the Russian government on what fiscal regime you need to allow us the achieve that opportunity.

I would tell you is that, if we are successful in finding the volumes, the size of volumes that we think are there, the potential to be there, and if we develop on the cost that we used in our original models under these fiscals, the returns will be competitive with other opportunities that we have, just because the resources will be so enormous. I mean you will not be able to do it if they are not enormous.

The West Siberia tight oil is, again, an evaluation program. We did get some fiscal improvements in order to start that program as well. And if that is successful, those fiscals would allow us to earn a return on developing those resources that is competitive. That is all I can tell you because we are not going to talk specifics.

On our North American profitability, I think all I could really refer you to is what we publish in the K. It is in the tables, under the United States. That has got a lot of other stuff in it but we don’t break it out.

Well, listen, thank all of you again for joining us. Thank you for your interest in Exxon Mobil Corporation and your questions. And safe travels to all of you.